Exhibit 5.6

2345 GRAND BOULEVARD

SUITE 2800

KANSAS CITY, MISSOURI 64108-2684

(816) 292-2000, FAX (816) 292-2001

March 19, 2012

Pinnacle Entertainment, Inc.

8918 Spanish Ridge Avenue

Las Vegas, Nevada 89148

Ladies and Gentlemen:

We have acted as special counsel in the State of Missouri to Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), and its subsidiary PNK (River City), LLC, a Missouri limited liability company (the “Missouri Guarantor”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale from time to time by the Company (and, with respect to the Guarantees (as defined below), by the Missouri Guarantors), on an immediate, delayed or continuous basis pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of $325,000,000 aggregate principal amount of 7.75% Senior Subordinated Notes due 2022 (the “Notes”) and guarantees to be issued in connection with the Notes (the “Guarantees”), pursuant to the Underwriting Agreement dated March 5, 2012 by and among the Company, the guarantors named therein and the underwriters named therein (the “Underwriting Agreement”).

The Notes and the Guarantees were offered and sold pursuant to a prospectus supplement, dated March 5, 2012, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on March 7, 2012, to a prospectus dated March 5, 2012, included in a Registration Statement on Form S-3 (Registration No. 333-179890) (as amended, the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act. Capitalized terms used but not defined herein shall have the meanings given such terms in the Underwriting Agreement.

The Notes and the Guarantees are to be issued pursuant to that certain Indenture, dated as of March 19, 2012 (the “Indenture”) by and among the Company, the subsidiary guarantors that are parties thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

March 19, 2012

Documents Examined

We have examined, among other things, the Indenture, the form of the Guarantees and the form of the Notes, and such corporate records and other documents as we have considered relevant and necessary for the purposes of this opinion.

Reliance and Assumptions

We have relied upon, and assumed, with your permission, the accuracy and completeness of, certificates or comparable documents of public officials; certificates, declarations, representations of and conversations of and with officers, directors and other representatives of the Company and its subsidiaries; and representations made by the Company and its subsidiaries in the Registration Statement, the Indenture and in the Officer’s Certificate of even date herewith. As to matters of law, we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Missouri.

We have assumed due authorization, execution and delivery of the agreements and documents referred to in this opinion by all parties thereto (other than the Missouri Guarantor), and the enforceability of such agreements and documents against such parties. We have also assumed, without independent investigation, that (i) the signatures on all documents examined by us are genuine, (ii) any individual executing such documents had the legal capacity to execute such documents, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as photostatic or certified copies, (v) the authenticity of such copies, and (vi) all company records of the Missouri Guarantor provided to us are accurate and complete.

Opinions

Based upon, and subject to, the foregoing, we are of the opinion that the Guarantees have been duly authorized by the Missouri Guarantor.

Exceptions and Qualifications

We consent to you filing this opinion as an exhibit to the Registration Statement for the benefit of the initial purchasers of the Notes to be issued pursuant thereto. If required by the rules of the Commission, we consent to the use of our name under the caption “Legal Matters” in the Registration Statement and prospectus and any amendments thereto. To effect such filing (by incorporation by reference), we hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K. In giving such consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act. This opinion is rendered as of the date hereof. We consent to the reliance on this opinion letter by Irell & Manella LLP for the purposes of

March 19, 2012

its opinion letter to the Company filed as Exhibit 5.1 to a Current Report on Form 8-K. No opinion is to be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter are limited to the internal laws of the State of Missouri. We express no opinion with respect to the effect of any law other than the internal laws of the State of Missouri. This letter expresses our legal opinion as to the foregoing matters based upon our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

Sincerely,

/s/ LATHROP & GAGE LLP